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                                                                   EXHIBIT 10.18

DESCRIPTION OF 1997 DEFERRED STOCK AWARDS TO NON-EMPLOYEE DIRECTORS

In July 1997, State Street Corporation, by vote of its Board of Directors, awarded to each non-employee director in office on April 16, 1997 the right to receive 260 shares of Common Stock (the number of shares obtained by dividing one-half of the annual retainer of each director by the closing price of a share of the Corporation's stock on July 1, 1997), which shares will be issued to the director following the date he or she ceases to be a director of the Corporation (or, if so elected by an individual director, on a later date, but not more than 10 years after the individual ceases to be a director). Rights to receive an aggregate of 3,900 shares were awarded.

The deferred shares so awarded are subject to adjustment in the event of a capitalization change at State Street, and are credited with notional dividends. The terms of the award are administered by the Board of Directors, which may, at any time, vote to accelerate the issuance of the deferred shares to a director.


DESCRIPTION OF 1997 STOCK ISSUANCES IN LIEU OF CASH RETAINER FOR NON-EMPLOYEE DIRECTORS

Directors of the Corporation who are not employees received an annual retainer in 1997 of $25,000, payable at the election of the director in cash or in shares of Common Stock of the Corporation. All non-employee directors elected to receive payment of their 1997 annual retainer in shares of Common Stock. An aggregate of 10,780 shares were issued in 1997.